EXHIBIT 10.140

                             ASSIGNMENT AGREEMENT
                           (Jensen Beach, Florida)

   THIS ASSIGNMENT AGREEMENT made this 3rd day of July, 1996, by and between CareMatrix of Massachusetts, Inc. (f/k/a CareMatrix Corporation), a Delaware corporation ("Assignor"), and Chancellor of Massachusetts, Inc., a Delaware corporation ("Assignee").

                             W I T N E S S E T H

   WHEREAS, Assignor has entered into that certain Purchase Agreement (the "Purchase Agreement"), dated February 27, 1996, relating to a certain parcel of land located in Jensen Beach, Florida (the "Land"), a copy of which is attached hereto as Exhibit A;

   WHEREAS, Assignor intends to develop the Land for an assisted/independent living facility consisting of approximately one hundred sixty-eight (168) units (the "Project");

   WHEREAS, upon the completion of construction of the Project, Assignor intends to provide operational management services for the Project; and

   WHEREAS, Assignor desires to assign its rights and obligations under the Purchase Agreement to Assignee, and Assignee desires to assume such rights and obligations.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

   1. Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the date hereof, all of the right, title and interest of Assignor in, to and under the Purchase Agreement, and Assignee hereby accepts the within assignment and assumes and agrees with Assignor, to perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Purchase Agreement on the part of Assignor thereunder to be performed on and after the date hereof, in the same manner and with the same force and effect as if Assignee had originally executed the Purchase Agreement.

   2. Assignor and Assignee agree that Assignor shall act as developer of the Project pursuant to a turnkey development agreement in form and substance reasonably satisfactory to each of Assignor and Assignee.

   3. Assignor and Assignee agree that Assignor shall, upon completion of construction of the Project, provide operational management services for the Project pursuant to a management agreement in form and substance reasonably satisfactory to each of Assignor and Assignee.

   4. Assignor agrees to indemnify and hold harmless Assignee from and against any and all Claims (as defined in paragraph 6 hereof) accruing or arising under the Purchase Agreement on or before the date hereof.

   5. Assignee agrees to indemnify and hold harmless Assignor from and against any and all Claims accruing or arising under the Purchase Agreement after the date hereof.

   6. For the purposes of this Agreement, the term "Claims" means all costs, claims, obligations, damages, penalties, losses, injuries, liabilities and expenses (including, without limitation, reasonable legal fees and expenses).

   7. This Agreement (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, (ii) shall be governed by the laws of the Commonwealth of Massachusetts, and
      (iii) may not be modified orally, but only by a writing signed by both parties hereto.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                            ASSIGNOR:
                                            CAREMATRIX OF MASSACHUSETTS, INC.
                                            By: /s/
                                                -----------------------------

                                                Name:
                                                Title:

                                            ASSIGNEE:
                                            CHANCELLOR OF MASSACHUSETTS, INC.
                                            By: /s/
                                                -----------------------------

                                                Name:
                                                Title:

                                                                     Exhibit A

173269.6
16204.00002

                         PURCHASE AND SALE AGREEMENT

   AGREEMENT made as of the 27th day of February, 1996 by and between THE CAREPLEX GROUP, INC., a Delaware corporation (including any and all nominees permitted hereunder, "Buyer"), having an address at 197 First Avenue, Needham, Massachusetts 02194 and FLORIDA INSTITUTE OF TECHNOLOGY, INC., a Florida not for profit corporation ("Seller"), having an address at 150 W. University Boulevard, Melbourne, Florida 32901, Attention: Robert C. Bowie, Vice President and Treasurer.

                             W I T N E S S E T H:

   In consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

   1. AGREEMENTS TO SELL AND PURCHASE; DESCRIPTION OF PROPERTY; NOMINEE.

   (a) Purchase and Sale. Seller agrees to convey to Buyer and Buyer hereby agrees to purchase from Seller, for the price and upon the terms and conditions set forth herein, the following:

     (i) The land located to the west of Sewell's Point Road, Martin County, Florida, described on Exhibit 1(a) attached hereto and made a part hereof, and all easements and rights of way appurtenant to such land, and all of Seller's right, title and interest in and to any alleys, strips and gores abutting or adjoining such land and in and to any highways, streets, roads, accesses and ways appurtenant to or abutting or adjoining the Land (collectively, the "Land"); and

     (ii) all buildings, structures and other improvements, if any, located on the Land (collectively, the (Improvements"); and

     (iii) to the extent that such items are in Seller's possession or control, all documents, technical matter and work product of all professionals and paraprofessionals relating to the Land an/or the development thereof, including, without limitation, all agreements, approvals, permits and the like with or from governmental or quasi governmental authorities and all architectural, construction, engineering and landscaping drawings, plans and specifications and all surveys, maps, site plans, plats and other graphics relating to the Land and/or the Improvements (collectively, the "Development Work Product"). Notwithstanding the foregoing, Development Work Product shall not include (i) any item subject to attorney-client privilege or work product privilege, (ii) any item which is the subject of a written confidentiality agreement between Seller and an unrelated third party or written instructions from an unrelated third party or (iii) any item which inextricably relates to both the Land and property adjacent to the Land owned by Seller.

   The Land, Improvements and Development Work Product are, collectively, referred to as the "Property".

   (b) Intended Use. Seller understands and acknowledges that Buyer intends to develop and use the Property as a senior housing development consisting of 168 independent and/or assisted living units, as well as related improvements, parking and landscaping (the "Intended Use").

   (c) Nominee. Seller acknowledges and agrees that Buyer shall have the right to designate a nominee to take title to the Property by notice to Seller given not later than the Closing Date (as defined below). Any entity in which the principals or affiliates of Buyer own or control, directly or indirectly, at least 50% of the stock, partnership interests or beneficial interests, as the case may be, or any master limited partnership or real estate investment trust organized by Buyer or any of the principals or affiliates of Buyer, will be deemed a nominee for the purposes of this Section.

   2. PURCHASE PRICE; DEPOSIT; ADJUSTMENTS; ESCROW.

   (a) Purchase Price: The agreed purchase price for the Property (the "Purchase Price") is ONE MILLION THREE HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($1,350,000.00), which Purchase Price shall be payable as follows:

     (i) a deposit (the "Initial Deposit") in the amount of FIFTY THOUSAND and NO/100 DOLLARS ($50,000.00) has been paid to Escrow Agent by Buyer prior to the date hereof, and is to be delivered to Seller by the Escrow Agent at the time of delivery and recording of the Deed (as defined below);

     (ii) an additional deposit (the "Additional Deposit") (the Initial Deposit and the Additional Deposit are sometimes hereinafter collectively referred to as the Deposit) in the amount of FIFTY THOUSAND and NO/100 DOLLARS ($50,000.00) shall be delivered to the Escrow Agent by Buyer upon delivery to Buyer of a fully executed copy of this Agreement, and is to be delivered to Seller by the Escrow Agent at the time of delivery and recording of the Deed; and

     (iii) the outstanding balance of ONE MILLION TWO HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($1,250,000.00) is to be paid by Buyer to Seller at the time of delivery and recording of the Deed (as defined below) by cashier's or bank check or checks or by wire transfer, as Seller shall elect.

   (b) Deposit.

     (i) The Deposit shall be held in an interest-bearing escrow account as provided in Section 2(d) below, subject to the terms of this Agreement, and shall be duly accounted for at the Closing (as defined below). All interest on the Deposit is to be accounted for and shared equally between Buyer and Seller if the Closing occurs; or paid to Buyer if the Deposit is returned to Buyer under the terms of this Agreement; or if Seller shall retain the Deposit under the provisions of Section 8(b) hereof, then the entire amount of the interest shall be paid to Seller.

     (ii) If Buyer exercises any of Buyer's options to terminate this Agreement as provided herein, then the Deposit and all other payments made to Seller by Buyer hereunder shall be promptly refunded in full by Seller to Buyer, but in no event later than fourteen (14) calendar days after such notice of termination is given.

   (c) Adjustments; Prorations; Credits. The Purchase Price shall be adjusted to reflect the following:

     (i) Water and sewer use charges, charges for electricity, gas and other utilities, operating expenses and collected rents, if any, and real property taxes with respect to the Property for 1996 (with full discounts) shall be apportioned as of the Closing Date, and the net amount shall be added to or deducted from the Purchase Price, as the case may be. Seller shall pay real property taxes with respect to the Property for all years prior to 1996. Without limiting the effect of the foregoing provisions regarding apportionment, in the event the closing of the transaction contemplated by this Agreement closes on or before October 31, 1996, Buyer shall pay the real property taxes with respect to the property for 1996. Without limiting the effect of the foregoing provisions regarding apportionment, in the event the closing of the transaction contemplated by this Agreement closes after October 31, 1996, Seller shall pay real property taxes with respect to the Property for 1996.

     (ii) If, on the Closing Date, the 1996 real property tax bill with respect to the Property is not available, the amount of real property taxes shall be apportioned based on the current year's millage and the current year's assessment. If the current year's millage is not fixed and the current year's assessment is available, taxes will be apportioned based on such assessment and the prior year's millage. If the current year's assessment is not available, then real property taxes will be apportioned on the prior year's tax. Any apportionment of taxes based upon any figures other than a final tax bill shall, at the request of either Buyer or Seller, be subsequently reapportioned based upon receipt of the final tax bill for the current year.

     (iii) Certified, confirmed and ratified special assessment liens as of the Closing Date are to be paid by Seller. Pending liens as of the Closing Date shall be assumed by the Buyer. If the improvement which is the subject of the special assessment has been substantially completed as of the date of this Agreement, such pending lien shall be considered certified, confirmed or ratified and Seller shall, at closing, be charged an amount equal to the last estimate of assessment for the improvement by the applicable public body.

     (iv) Each party shall pay its own attorneys' fees and costs incurred in connection with the negotiation of this Agreement and consummation of the transactions contemplated by this Agreement, except as otherwise expressly provided herein. Seller shall pay the cost of all documentary stamp or transfer taxes with respect to the transactions contemplated by this Agreement and all recording costs related to the transfer of title to Buyer as well as recording costs associated with releases and other documents required to clear title or to comply with seller's obligations hereunder. Buyer shall pay the cost of any survey, the owner's title insurance policy described in Section 5(b)(iii) of this Agreement and a current environmental site assessment or appraisal which Buyer may elect to obtain in connection with the transactions contemplated by this Agreement.

     (v) If at any time following the making of any of the adjustments to the Purchase Price, the amount thereof shall prove to be incorrect, or it should be discovered that some adjustment which should have been made was inadvertently omitted altogether, the party in whose favor the error was made shall pay the sum necessary to correct such error to the other party promptly following receipt of notice of such error from such other party. The provisions of this Section 2(c)(v) shall survive the closing of the transaction contemplated by this Agreement and the delivery of the Deed.

   (d) Escrow Account.

     (i) The Deposit shall be held by the law firm of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., as escrow agent (the "Escrow Agent"), in an interest-bearing account. Such account shall be maintained until the Deposit and the interest thereon have been delivered to Buyer, Seller or a court of competent jurisdiction in accordance with the provisions of this Agreement, and shall terminate on the date of such delivery.

     (ii) The Escrow Agent shall account for the Deposit in accordance with the terms of this Agreement, or in such other manner as may be directed in a joint written notice from Seller and Buyer directing some other disbursement of the Deposit. If the Escrow Agent receives written notice from either Buyer or Seller that the other party has defaulted in the performance of its obligations under this Agreement or that any condition to the performance of obligations under this Agreement has not been fulfilled within the time period stipulated, which notice shall describe in reasonable detail such default or non-performance, then the Escrow Agent shall (A) promptly give notice to the party alleged to have defaulted or to have failed to fulfill its obligation of the Escrow Agent's receipt of such notice from the other party and shall enclose a copy of such notice from the other party, and (B) subject to the provisions of Section 2(d)(iii) below which shall apply if a conflict arises, on the fourteenth (14th) day after the giving of the notice referred to in clause (A) above, deliver the Deposit and the interest thereon to the party claiming the right to receive it.

     (iii) If the Escrow Agent is uncertain as to its duties or actions hereunder, or receives instructions or a notice from Buyer or Seller which are in conflict with instructions or a notice from the other party or which, in the reasonable opinion of the Escrow Agent, are in conflict with any of the provisions of this Agreement, it shall be entitled to take any of the following courses of action: (A) hold the Deposit as provided above in this
Section 2(d) and decline to take any further action until the Escrow Agent receives a joint written direction from Buyer and Seller or an order of a court of competent jurisdiction directing the disbursement of the Deposit, in which case the Escrow Agent shall then disburse the Deposit in accordance with such direction; (B) in the event of litigation between Buyer and Seller, deliver the Deposit and all interest thereon to the clerk of any court in which such litigation is pending; or (C) deliver the Deposit and all interest thereon to a court of competent jurisdiction and commence an action for interpleader in such court, whereupon the Escrow Agent shall have no further duty with respect to the Deposit.

     (iv) The Escrow Agent shall not be liable for any action taken or omitted in good faith and may rely, and shall be protected in acting or refraining from acting in reliance, upon an opinion of counsel and upon any directions, instructions, notices, certificates, instruments, requests, papers or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties.

     (v) Seller acknowledges that the Escrow Agent is counsel for Buyer and may continue to act as such counsel notwithstanding its duties as Escrow Agent hereunder or any dispute or litigation arising as to its duties as Escrow Agent.

     (vi) The Escrow Agent shall have no liability with regard to any duty under this Agreement nor be responsible for the loss of any moneys held by it except in the event of willful and intentional misconduct on the part of the Escrow Agent. Notwithstanding any other provisions of this Agreement, Buyer and Seller jointly indemnify and hold harmless the Escrow Agent against any losses, costs, liabilities, claims and expenses incurred by the Escrow Agent arising out of or in connection with its services under the terms of this Agreement, including reasonable attorneys' fees and expenses and the costs and expenses of any interpleader action involving the Deposit or of defending itself against any claim or liability. However, the Escrow Agent will not charge any fee for its normal services hereunder as Escrow Agent.

     (vii) The terms of this Section 2(d) shall survive any termination of this Agreement or the closing of the transactions contemplated by this Agreement.

   3. CLOSING; EXTENSIONS.

   (a) Closing Date and Place. The time for the delivery of the Deed and for the performance of the other terms and conditions of this Agreement (the "Closing"), shall be 12:00 P.M. (Boston) on the earlier of (i) forty-five
(45) days following Buyer having obtained the zoning and/or planned unit development permits or approvals contemplated by Section 5(b)(viii) of this Agreement or (ii) October 31, 1996 (as the same may be extended pursuant to the provisions hereof, the ("Closing Date") at the offices of Escrow Agent, or at such other place or time as shall be mutually agreed upon by Buyer and Seller.

   (b) Extension of Closing Date. Buyer shall have the right to extend the Closing Date beyond the date referred to in Section 3(a) above twice for periods of thirty (30) days in each instance by giving Seller notice at least five (5) days prior to the then scheduled Closing Date. Each such extension notice shall be accompanied by a payment to Seller in the amount of $15,000.00 for such extension. $7,500.00 of each such extension payment shall be placed in escrow with the Escrow Agent and shall be non-refundable if the Closing does not occur (except in the event of Seller's default), but shall be credited in full against the Purchase Price if the Closing does occur. The remaining $7,500.00 of each payment shall be paid to Seller, without restriction, as consideration for such extension.

   4. REPRESENTATIONS AND WARRANTIES.

   (a) Representations and Warranties of Seller. Seller warrants and represents to, and covenants and agrees with, Buyer as of the date hereof (and on the Closing Date shall reaffirm all such representations, covenants and warranties as of that date) as follows:

     (i) Seller holds the entire ownership interest in the Land, the Improvements and all appurtenances thereto, and the signature of no other party is required to convey any of such interests and rights.

     (ii) Seller is a duly organized and validly existing not for profit corporation, in good standing under the laws of Florida, and has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. The execution by the undersigned officer of Seller and delivery of this Agreement, and the performance by Seller of its obligations hereunder, have been duly authorized by all necessary action by and on behalf of Seller and will not conflict with, or result in a breach of, any of the terms, covenants and provisions of the articles of incorporation or bylaws of Seller as any of the same may have been amended, any agreement or instrument to which Seller is a party or by which it is bound, or, to the best of Seller's knowledge, any Permit, Governmental Regulation (as defined below), regulation, order, judgment, writ, injunction or decree of any court or governmental authority.

     (iii) No consent, approval or other authorization of, or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution, delivery and performance of this Agreement by Seller or for the validity or enforceability thereof against Seller.

     (iv) There are no uncured notices, suits, orders, decrees or judgments relative to violations of, nor to the best of Seller's knowledge without independent inquiry, any other violations of, (A) any easement, restrictive covenant or other matter of record affecting the Property or any part thereof, or (B) any laws, statutes, ordinances, codes, regulations, rules, orders, or other requirements of any local, state or federal authority or any other governmental entity or agency having jurisdiction over the Property or any part thereof, including, without limitation, any of the foregoing affecting zoning, subdivision, building, health, traffic, environmental, hazardous waste or flood control matters (all of the foregoing, collectively, "Governmental Regulations").

     (v) There are no other suits, actions or proceedings pending or, to the best of Seller's knowledge without independent inquiry, threatened, against or affecting the Property or any of the transactions provided for herein before any court or administrative agency or officer, and to the best of Seller's knowledge without independent inquiry, Seller is not in default with respect to any judgment, order, writ, injunction, rule or regulation of any court or governmental agency or office to which Seller is subject in any way affecting the Property or any of the transactions provided for herein.

     (vi) Seller has not received written notice of any pending legal or administrative proceedings relative to the condemnation, or other taking by governmental authority, of all or any portion of the Property, and to the best of Seller's knowledge without independent inquiry, there are no present or pending legal or administrative proceedings relative to condemnation, or other taking by governmental authority, of all or any portion of the Property, and that no such proceeding is contemplated.

     (vii) Seller has not received written notice of any existing or pending special assessments affecting the Property, which may be assessed by any governmental authority, water or sewer authority, drainage district or any other special taxing district, and to the best of Seller's knowledge without independent inquiry, there are no such existing or pending special assessments affecting the Property.

     (viii) Except as disclosed on Exhibit 4(a)(viii), there are no service, maintenance, management or similar contracts relating to or affecting the Property.

     (ix) All ad valorem property taxes for the Property have been fully paid for the year 1995, and all prior years.

     (x) Seller has entered into no other contracts for the sale of any portion of the Property.

     (xi) Seller is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Code.

     (xii) Attached as Exhibit 4(a)(xii) is a true, correct and complete copy of that certain Recreational Sports Facility Lease and all modifications, extensions and renewals thereof (collectively, the "Recreational Lease") entered into between Seller and Martin County, the term of which has been extended to October 30, 1998. Other than the Recreational Lease, there are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or oral) which grant any possessory interest in and to any space situated on or in the Property or that otherwise give rights with regard to the use of the Property or any portion thereof.

     (xiii) To the best of Seller's knowledge, Seller has never generated, stored (except in material compliance with Governmental Regulations), handled or disposed of any hazardous substance, hazardous waste, hazardous materials or oil (as any of such terms are defined under applicable Governmental Regulations) in, on or under the Property, and, to the best of Seller's knowledge without independent inquiry, there has been no release of any such hazardous substance, hazardous waste, hazardous materials or oil into the environment from the Property, or in, on or under the Property.

     (xiv) Buyer shall have no duty to investigate or inquire regarding the accuracy or veracity of any representation or warranty of Seller and it shall be deemed reasonable for Buyer to fully rely upon same. All rights and remedies herein of the Buyer regarding any misrepresentation or breach of warranty shall be cumulative, and nothing herein shall be deemed to limit any right or remedy of the Buyer otherwise provided by law or equity. No misrepresentation or breach of warranty by Seller shall be deemed to be merged or extinguished due to the closing of the transaction.

   (b) Representations and Warranties of Buyer. Buyer warrants and represents to, and covenants and agrees with, Seller as follows:

     (i) Buyer is a duly organized and validly existing corporation, in good standing under the laws of Delaware and qualified to transact business in the State of Florida, and has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms. The execution by the undersigned officer of Buyer and delivery of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly authorized by all necessary corporate action by and on behalf of Buyer and will not conflict with, or result in a breach of, any of the terms, covenants and provisions of the articles of organization or by-laws of Buyer, as same may have been amended, any agreement or instrument to which Buyer is a party or by which it is bound, or, to the best of Buyer's knowledge, any Permit, Governmental Regulation, regulation, order, judgment, writ, injunction or decree of any court or government authority.

     (ii) The officer signing this Agreement on behalf of Buyer is duly authorized to execute the same on behalf of Buyer and Buyer shall provide a corporate resolution to such effect at the Closing.

     (iii) No consent, approval or other authorization of, or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution, delivery and performance of this Agreement by Buyer or for the validity or enforceability thereof against Buyer.

     (iv) There are no uncured notices, suits, orders, decrees or judgments against Buyer which would materially adversely affect Buyer's ability to perform its obligations under this Agreement.

     (v) Seller shall have no duty to investigate or inquire regarding the accuracy or veracity of any representation or warranty of Buyer and it shall be deemed reasonable for Seller to fully rely upon same. All rights and remedies herein of the Seller regarding any misrepresentation or breach of warranty shall be cumulative, and nothing herein shall be deemed to limit any right or remedy of the Seller otherwise provided by law or equity. No misrepresentation or breach of warranty by Buyer shall be deemed to be merged or extinguished due to the closing of the transaction.

   (c) Liability for Warranties and Representations. Buyer and Seller agree as follows:

     (i) Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities, damages, expenses and fees, including without limitation, reasonable attorneys' fees and expenses, incurred by Buyer as the result of the failure of any of Seller's warranties and representations contained in this Article 4 or elsewhere in this Agreement. Conversely, Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, losses, liabilities, damages, expenses and fees, including without limitation, reasonable attorneys' fees and expenses, incurred by Seller as the result of the failure of any of Buyer's warranties and representations contained in this Article 4 or elsewhere in this Agreement. The provisions of this Article 4 shall survive the closing of the transaction contemplated by the Agreement and delivery of the Deed hereunder or the termination of this Agreement.

     (ii) Except for such covenants, representations and warranties of Seller as herein expressly set forth, no statement, representation, warranty, covenant or inducement of any kind, express or implied, made by Seller has been relied upon by Buyer as to (a) the compliance of the Property, in its current or any future state, with statutes, laws, ordinances, rules, regulations and orders of governmental or quasi-governmental bodies, authorities or agencies, (b) the ability to obtain changes in laws, rules, ordinances and regulations of governmental or quasi-governmental bodies, authorities or agencies, (c) the current or future zoning, development or use of the property, (d) the right to or the availability of any utility services (including, without limitation, water, sewer, electricity, gas, telephone and cable television) in respect of the Property or any part thereof, the costs of any utility services and the procedures and costs for procurement of any utility services, (e) the presence or absence of any laws, statutes, ordinances, rules, or regulations of any governmental or quasi-governmental bodies, authorities or agencies or any violations thereof, (f) the condition, use or quality of the Property or any part thereof, (g) the marketability of title to the Property or any part thereof, (h) the presence or absence of any hazardous or toxic substance or material in, on, or under the Land or the presence of any underground storage tanks or aboveground storage tanks on the Land, (i) the presence or absence of any wetland, environmentally sensitive area or endangered or threatened species of animal or plant or the habitat thereof on or near the Land, or (j) any other matter. Except for such covenants, representations and warranties of Seller as are herein expressly set forth or as expressly set forth in any of the documents described in Paragraph 6(a) hereof, Buyer acknowledges that it is purchasing the Property in an "as is" condition without any implied warranties of merchantability, habitability or fitness for any particular purpose.

     (iii) Both Buyer's and Seller's liability for the breach of any warranty or representation contained in this Agreement shall survive for a period of three (3) years following the Closing Date.

   5. RIGHTS AND OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING; CONDITIONS TO CLOSING.

   (a) Seller's Covenants. Seller covenants that between the date of this Agreement and the Closing:

     (i) Upon twenty-four (24) hour notice to Seller and Buyer's execution and delivery to Seller of a release in the form attached hereto as Exhibit 5(a)(i), Buyer and its representatives, agents, contractors, architects and engineers, and each of their respective officers, directors, agents, employees, representatives, and designees shall have access to the Property at any time and from time to time, at Buyer's sole cost and expense: (A) to show the Property to third parties (including, without limitation, contractors, engineers, architects, attorneys, insurers, banks and other lenders or investors, and prospective tenants, occupants or buyers) and (B) to perform any and all tests, borings, inspections, environmental site assessments and measurements which Buyer reasonably deems necessary or appropriate hereunder, including without limitation, for purposes of locating all utility conduits serving the Property, making soil borings, performing soil compaction tests, performing mechanical or structural inspections, conducting any of the other tests described in Section 5(b) below, and making such surveys and other topographical and engineering studies, and other tests, surveys and studies as Buyer or Buyer's lender may deem necessary or appropriate. Promptly following such tests and surveys, Buyer shall restore any disturbed Property to a condition as close as possible to its condition prior to such tests and surveys; provided, however, that with respect to the Improvements, Buyer's obligation shall be limited to causing the Improvements to be returned to a secure condition. In the event this Agreement is terminated for any reason other than a breach by Seller, Buyer shall provide Seller, at Seller's expense (except in the event the Agreement is terminated due to a breach by Buyer, in which event, at Buyer's expense), copies of the results of all such tests and surveys which are in its possession or control; provided, however, in no event shall Buyer be obligated to provide Seller with (i) any item which is subject to attorney-client privilege or work product privilege or
(ii) any item which is subject to the terms of a written confidentiality agreement between Buyer and any unrelated third party.

     (ii) Buyer may discuss the Property and/or the Intended Use with any federal, county, state or local officials or authorities concerning variances, permits, certificates, consents, approvals, and other Governmental Regulations for the use, operation, leasing and/or sale of the Property.

     (iii) Promptly upon its execution hereof and in any event within five
(5) days following its execution hereof, Seller will furnish to Buyer for Buyer's review, inspection and approval complete and accurate copies of all records and documentation and all information in its possession (or in the possession of Seller's attorney) concerning the ownership and condition of the Property (for informational purposes, without warranty or representation regarding its accuracy), including, without limitation, any available plans and surveys, engineering reports, recorded title documents, title abstracts and title insurance policies, soil tests, service contracts, legal opinions, environmental site assessments, permits, approvals, and building specifications, and such other available items as requested by Buyer. Except as necessary in connection with the permitting and approval process for the Project, Buyer will hold all such documents, data and information obtained solely from Seller in confidence in accordance with the terms of the Confidentiality Agreement entered into between Buyer and Seller on November 22, 1995. Upon termination of this Agreement as provided herein, and provided that such termination is not a result of Seller's default hereunder, Buyer will promptly return to Seller all such information obtained from Seller.

     (iv) Seller shall not permit any new sale of, occupancy of, or enter into any new lease for, space in or on the Property, or any portion thereof, or enter into or renew any management, maintenance, service or other agreement affecting the Property, or enter into or renew any management, maintenance, service or other agreement affecting the Property, unless the term of any such agreements affecting the Property ends prior to the Closing Date or unless Seller terminates any such agreement prior to the Closing Date. Buyer shall operate and maintain the Property in the same manner as it is currently operating and maintaining the Property.

     (v) Seller shall not prosecute, and shall not withdraw, settle or otherwise compromise, any protest or reduction proceeding affecting real estate taxes assessed against the Property for the year in which the Closing is to occur or any prior year without the prior written consent of Buyer. Real estate tax refunds and credits received after the Closing Date which are attributable to the year during which the Closing Date occurs shall be apportioned between Seller and Buyer, after deducting the expenses of collection thereof, which obligation shall survive the Closing.

     (vi) Seller shall not execute any new mortgage of the Property or modify the existing mortgage(s) on the Property, or otherwise encumber the Property, or create any other new encumbrance or restriction affecting the Property in any manner which would prevent Seller from obtaining a partial release at the time of Closing as referenced below at Section 5(a)(ix).

     (vii) Subject to Buyer's approval, Seller shall make no material alterations of buildings on the property, nor shall Seller take any actions to modify or alter the Property in a manner which would affect the Property's land use or zoning classification.

     (viii) Within thirty (30) days of the execution of this Agreement, Seller shall obtain, in writing, a partial release agreement between Seller and the lender currently holding a lien on the Property or a letter from said lender whereby said lender agrees to discharge its lien on the Property at Closing for an amount not to exceed the net amount of the Purchase Price to be received by Seller at the Closing, after deduction (if any) for the adjustments described in Section 2(c) above and payment of the broker's commission, if any, described in section 9(l).

     (ix) In the event Buyer shall be required to obtain a drainage easement to drain surface water run off from the Property across Seller's property located east of Sewell's Point Road, Seller shall grant to Buyer (or the applicable governmental authority) and shall cause any successor in title to Seller to grant to Buyer (or the applicable governmental authority) such drainage easement; provided, however, that (i) the location of such drainage easement would be mutually agreed upon by Buyer and Seller (or Seller's successor in title) and (ii) the construction of the facilities in such drainage easement shall be acceptable to Buyer and Seller (or Seller's successor in title). In the event Seller shall convey or lease all or any portion of its property east of Sewell's Point Road, Seller shall notify such transferee or lessee of this obligation, and shall impose this obligation (including the obligation to impose this obligation on subsequent transferees or lessees) upon such transferee or lessee. Within thirty (30) days following the execution of this Agreement, Seller shall provide Buyer with a written acknowledgment from the

Trust for Public Land (which party is a proposed purchaser of such property) acknowledging its knowledge of this obligation, its agreement to comply with the same and its agreement to impose such obligation on any subsequent purchaser of such property. In the event the Trust for Public Land shall enter into an agreement to sell or lease all or any portion of such property to Martin County, Florida, Seller shall provide Buyer, or shall cause the Trust for Public Land to provide Buyer, with a written acknowledgment from Martin County, Florida acknowledging its knowledge of this obligation, its agreement to comply with the same and its agreement to impose such obligation on any subsequent purchaser of such property.

     (x) Within thirty (30) days following the execution of this Agreement, Seller shall deliver to Buyer written evidence indicating the approval of this Agreement by Seller's Board of Trustees.

   (b) Certain Conditions to Buyer's Obligations. In addition to the other conditions to be satisfied hereunder, Buyer's obligations hereunder are expressly contingent upon fulfillment of all of the following terms and conditions:

     (i) Seller delivering to Buyer the items contemplated by Section 5(a)(viii) above, Section 5(a)(x) above and the penultimate sentence of
Section 5(a)(ix) above within thirty (30) days following the execution of this Agreement.

     (ii) Buyer may make or cause to be made all site assessments, tests, borings and inspections it deems necessary to determine if there are any "hazardous wastes", "hazardous substances", "oil" or "hazardous materials" (as all those terms are defined under applicable Governmental Regulations), or any medical wastes, radioactive materials, lead, asbestos, urea formaldehyde, or radon, in, on, about, under or in the area of the Property, and shall be satisfied in its sold discretion with the results of all such site assessments, tests, borings and inspections.

     (iii) Buyer may make or cause to be made an instrument survey of the Property prior to the Closing Date, and such survey shall disclose no matters affecting the Property which are reasonably determined by Buyer to materially adversely affect the title or value of the Property or the use of the Property for the Intended Use.

     (iv) Buyer shall have obtained a commitment from a title insurance company selected by Buyer pursuant to which such company agrees to issue to Buyer, upon recording of the Deed, an ALTA Form B owners policy of title insurance in the amount of the Purchase Price insuring Buyer's title to the Land, subject only to such easements, restrictions, rights of way and other matters of record as are shown on Exhibit 5(b)(iv) attached hereto (the "Permitted Exceptions") and containing such endorsements as are shown on
Exhibit 5(b)(iv). In the event such title insurance commitment contains any matter other than a Permitted Exception or does not contain any required endorsement, Buyer shall notify Seller in writing specifying its objection to such exception or the lack of such endorsement. Seller shall cure such objections within ninety (90) days following receipt of such notice (Seller's obligation to cure shall include Seller's obligation to bring suit against the appropriate parties), failing which Buyer shall have the option of either accepting title as it then exists or terminating this

Agreement, in which event the Deposit together with all interest thereon shall be immediately refunded to Buyer, where upon all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto. At closing, the title insurance commitment shall be endorsed to delete any and all requirements or preconditions to the issuance of the title insurance policy (and Seller shall execute and deliver such documents and instruments and undertake such actions and activities as may be reasonably required to delete such requirements or preconditions) and to delete any exception for matters arising or attaching subsequent to the effective date of the commitment and before acquisition of record of fee simple title to the Land by Buyer and any standard exception; provided, however, the standard exception relating to parties in possession shall be replaced with a specific exception relating to tenants, residents and licensees in possession of the Land and Improvements pursuant to the Leases as tenants, residents or licensees only. From and after the date of this Agreement, except as contemplated by the terms of this Agreement, Seller shall take no action which impairs or otherwise affects title to any portion of the Property and shall record no documents or instruments in the public records which would affect title to the Property, without the prior written consent of Buyer.

     (v) Buyer shall have obtained surveys, engineering reports, percolation tests, commitment letters and other evidence satisfactory to Buyer indicating that: (A) the Property contains or is serviced by water supplies in amounts adequate for the Intended Use and (B) utilities are available at the boundaries of the Land in amounts adequate for the Intended Use without the need for any third party easements not already unconditionally appurtenant to the Property.

     (vi) Buyer shall review and be satisfied with all zoning, land use, land development and environmental laws, codes, ordinances, regulations affecting the Property.

     (vii) Buyer shall have obtained all subdivision and environmental permits, approvals, consents and licenses and any other applicable permit, approval, consent or license as may be necessary for the Intended Use (other than those contemplated by subparagraph (viii) below), and the relevant appeal periods for all such permits, approvals, licenses and consents shall have expired without any appeal having been taken. Buyer covenants and agrees to undertake commercially reasonable efforts to pursue in good faith and obtain the foregoing; provided, however, in no event shall Buyer be obligated to institute litigation against any person or entity whatsoever to obtain any of the foregoing. Seller covenants and agrees to execute and deliver such applications and the like as are necessary or expedient to allow Buyer to pursue and obtain the foregoing.

     (viii) Buyer shall have obtained all utility, subdivision, environmental, zoning and/or planned unit development permits, approvals, consents or licenses from Martin County, Florida as may be necessary for the Intended Use (other than building permits), including, without limitation, approval of the Intended Use by all applicable governmental authority boards, and the relevant appeal periods for such permits, approvals, consents, or licenses shall have expired without any appeal having been taken. Buyer covenants and agrees to undertake commercially reasonable efforts to pursue in good faith and obtain the foregoing; provided, however, in no event shall Buyer be obligated to institute litigation against any person or entity whatsoever to obtain any of the foregoing. Seller covenants and agrees to execute and deliver such applications and the like as are necessary or expedient to allow Buyer to pursue and obtain the foregoing.

     (ix) Buyer shall conduct such other surveys, analyses, inspections, and tests as are deemed necessary or desirable by the Buyer in its sole and absolute discretion and shall be satisfied in its sole and absolute discretion, with the Property and the Intended Use.

     (x) Seller shall have obtained such documents and instruments, in recordable form and otherwise satisfactory to Buyer and the title company in their reasonable discretion, as are necessary to cause the matter set forth on Exhibit 5(b)(x) to be discharged from the public records.

   If the foregoing conditions specified in subsections (i) and (x) above is not fully satisfied on or before thirty (30) days after the date of this Agreement, Buyer shall have the right to notify Seller thereof on or before 5:00 P.M. (Boston time) on the 33rd day following the date of this Agreement, in which event this Agreement shall be terminated, the deposit, together with all interest thereon, shall be immediately refunded to Buyer and Seller shall immediately reimburse to Seller all reasonable costs and expenses incurred by Buyer arising out of or related to the Property or this Agreement between the date of this Agreement and the date of such notice, whereupon all obligations of the parties hereto shall cease and this Agreement shall be void without recourse of the parties hereto. If Buyer does not provide such notice as of the 33rd day following the date of this Agreement, the above conditions will be deemed to have been waived or satisfied.

   If the foregoing conditions specified in subsections (ii), (iii), (iv),
(v), (vi) and (ix) above are not fully satisfied in a manner which is acceptable to Buyer in its sole discretion on or before April 15, 1996 or if any records or documentation or information provided by Seller is unsatisfactory to Buyer, Buyer shall have the right to notify Seller thereof on or before 5:00 P.M. (Boston time) on April 18, 1996 (the "Commitment Date") which notice shall specify which condition(s) (has) (have) not been satisfied (which notice shall be accompanied by copies of any materials, if any, upon which such lack of satisfaction is based), then this Agreement shall be terminated, and the Deposit, together with all interest thereon, shall be immediately refunded to Buyer, whereupon all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto. If Buyer does not provide such notice as of the Commitment Date, the above conditions will be deemed to have been waived or satisfied.

   If the other conditions specified in subsection (vii) are not fully satisfied in a manner which is acceptable to Buyer in its sole discretion on or before August 16, 1996, Buyer shall notify Seller thereof on or prior to 5:00 P.M. (Boston time) on August 19, 1996, which notice shall specify which condition(s) has (have) not been satisfied (which notice shall be accompanied by copies of any materials, if any, upon which such lack of satisfaction is based), then this Agreement shall be terminated, and the Deposit together with all interest thereon, shall be immediately refunded to Buyer, whereupon all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto. If Buyer does not provide such notice on or prior to August 16, 1996, such condition shall be deemed to have been waived or satisfied.

   If the other conditions specified in subsection (viii) are not fully satisfied in a manner which is acceptable to Buyer in its sole discretion on or before October 31, 1996, Buyer shall notify Seller thereof on or prior to 5:00 P.M. (Boston time) on November 1, 1996, which notice shall specify which condition(s) has (have) not been satisfied (which notice shall be accompanied by any materials, if any, upon which such lack of satisfaction is based). In such event, this Agreement shall be terminated, and the Deposit together with all interest thereon, shall be immediately refunded to Buyer, whereupon all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto. If Buyer does not provide such notice on or prior to November 1, 1996, such condition shall be deemed to have been waived or satisfied.

   6. CLOSING OBLIGATIONS; ESCROW INSTRUCTIONS.

   (a) Seller's Closing Obligations. On the Closing Date, Seller shall:

     (i) Deliver to Buyer full possession of the Property. Buyer shall be entitled to an inspection of the Property prior to the Closing Date in order to determine whether the condition thereof complies with the terms of this Agreement.

     (ii) Deliver to Buyer, in form and substance satisfactory to Buyer, the following:

       (A) a Special Warranty Deed (the "Deed") conveying good and marketable title to the Land and Improvements insurable as provided in Section 5(b)(iii) above, which shall convey title free from all liens, encumbrances and encroachments except: (i) provisions of building and zoning laws existing as of the date hereof; (ii) such real property taxes for the then current year as are not yet due and payable on the Closing Date, provided that if the Land is a portion of a larger tax parcel, then Buyer shall take title subject only the proportionate share of such real property taxes as relate to the Land;
(iii) special assessment liens which are not certified, confirmed or ratified as of the Closing; and (iv) the Permitted Exceptions.

       (B) An assignment of the Development Work Product and any studies of any kind that relate to the Property and all originals thereof, to the extent the foregoing are assignable.

       (C) An Assignment of Seller's entire interest in any permits, licenses or approvals affecting the Property (provided, however, in the absence of an express assignment, delivery of the Deed will conclusively be deemed to constitute the assignment of all of such permits, licenses and approvals to Buyer).

       (D) Affidavits to Buyer's title insurer as to matters appearing between the effective date of the title commitment referred to in Section 5(b) and the Closing Date, parties in possession or with a right to possession of, easements not of public record and mechanic's liens with respect to, the Property, which affidavits shall be sufficient to have the normal printed exceptions with respect to such matters deleted from Buyer's and Buyer's lender's title insurance policy(ies).

       (E) An affidavit certifying that Seller is not a "foreign person" as of the Closing Date, as provided in Section 4(a)(xi) hereof.

       (F) A certificate by Seller to the effect that all of the representations and warranties set forth in Section 4 remain true and correct as of the Closing Date except to the extent the same may have changed in accordance with the terms and conditions of this Agreement.

       (G) A W-9 form stating that no backup withholding is necessary to disburse Seller's share, if any, of the interest earned on the Deposit.

       (H) A DR-219 Form

       (I) A secretary's certificate and corporate resolution of Seller, certifying as to the incumbent officers of Seller and the due authorization and execution of this Agreement, and of the sale, assignment, instruments, and other transactions comtemplated hereby.

       (J) Certificates of legal existence and good standing for Seller.

       (K) Such documents, certificates and instruments reasonably deemed necessary or appropriate by Buyer's and Seller's counsel to effectuate the transactions which are the subject of this Agreement.

       (L) All other documents expressly required by this Agreement to be delivered by Seller.

     (iii) To enable Seller to make conveyance as herein provided, at the time of delivery of the Deed, Seller shall use the Purchase Price or any portion thereof to clear title to the Property of any or all encumbrances, including but not limited to those set forth on Exhibit 6(a)(iii), and all instruments so procured shall be recorded simultaneously with the delivery of the Deed, or provisions reasonably satisfactory to Buyer's attorney shall be made prior to the Closing Date for recording thereof as soon as reasonably practicable after the Closing Date.

   (b) Buyer's Closing Obligations. At the Closing, Buyer shall deliver to
Seller:

     (i) In immediately available funds, the balance of the Purchase Price, as adjusted for apportionments under Section 2 above.

     (ii) A secretary's certificate and corporate resolution of Buyer (or its equivalent from Buyer's nominee), certifying as to the incumbent officers of Buyer and the due authorization and execution of this Agreement, and the purchase, assignment, instruments and other transactions contemplated hereby.

     (iii) Certificate of legal existence and good standing for Buyer (or its equivalent from Buyer's nominee).

     (iv) A certificate by Buyer to the effect that all the representations and warranties set forth in Section 4 remain true and correct as of the Closing Date except to the extent the same may have changed in accordance with the terms and conditions of this Agreement.

     (v) Such documents, certificates and instruments reasonably deemed necessary or appropriate by Buyer's and Seller's counsel to effectuate the transactions which are the subject of this Agreement.

     (vi) Any other documents expressly required by this Agreement to be delivered by Buyer.

   7. CONDEMNATION. In the event that all or any part of the Property shall be acquired or condemned for any public or quasi-public use or purpose, or if any acquisition or condemnation proceedings shall be threatened or begun prior to the closing of this transaction, Buyer shall have the option to either terminate this Agreement, in which event the Escrow Agent shall return to Buyer the Deposit, together with accrued interest thereron, and the obligations of all parties hereunder shall cease, or to proceed, subject to all other terms, covenants, conditions, representations and warranties of this Agreement, to the closing of the transaction contemplated hereby and receive title to the Property, receiving, however, any and all damages, awards or other compensation arising from or attributable to such acquisition or condemnation proceedings. Buyer shall have the right to participate in any such proceedings.

   8. FAILURE OR INABILITY TO PERFORM: DEFAULTS; REMEDIES.

   (a) Seller's Default.

     (i) If Seller shall not perform any of its obligations hereunder within the time required (time being of the essence) for such performance or if any of Seller's warranties and representations contained herein are not fully accurate as of the Closing Date (collectively, the "Seller's Obligations") the time for performance hereunder shall be extended for such period, not to exceed ninety (90) days, as shall be reasonably specified by Buyer, and Seller shall use diligent efforts to satisfy and perform all of Seller's Obligations. If, at the expiration of such extended time for performance, despite having used such diligent efforts Seller shall remain unable to satisfy and perform all of Seller's Obligations, then Buyer shall have the option, at Buyer's sole discretion: (I) to terminate this Agreement by notice given to Seller, whereupon the Deposit, together with all interest and other sums paid by Buyer hereunder, shall be promptly refunded by Escrow Agent and all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto, excluding, however, those provisions hereof which are expressly provided herein to survive termination of the Agreement, or (II) to accept title to the Property as provided in Section 8(a)(ii) below. In the event that Seller seeks relief as a debtor under any applicable law, including without limitation the federal bankruptcy code, or upon the involuntary commencement of any such proceeding, Buyer shall have the right of possession of the Property pending the Closing and shall be entitled to any and all rights pursuant to 11 U.S.C. Section 365(i) and (ii). Buyer shall have the right to obtain specific performance of this Agreement, as well as the benefit of any other rights or remedies provided herein or by applicable law, in the event of any default hereunder by Seller (i.e., Seller's failure to perform its obligations hereunder where such failure is not excused by any of the express terms of this Agreement).

     (ii) Buyer shall have the election, at the original or at any extended time for Closing, to accept such title to, and possession of, the Property as Seller can deliver in its then condition and to thereupon pay the Purchase Price without any deductions, except such amount necessary to remove all mortgages, liens or encumbrances which secure the payment of money and such adjustments computed in accordance with Section 2(b) above, in which case Seller shall convey such title.

   (b) Buyer's Default. If Buyer shall not perform any of its obligations hereunder within the time required (time being of the essence) for such performance, Seller's sole and exclusive remedy shall be to retain the Deposit and any interest thereon as full and complete liquidated damages, both at law and in equity, whereupon this Agreement shall terminate without further recourse to either party. In addition, nothing contained herein shall be construed so as to prevent Seller from negotiating and/or accepting another offer to sell and/or lease all or any part of the Property to any third party, after Buyer's default under this Agreement. Any such other offer shall contain an express acknowledgment from the party making such offer of the existence of this Agreement.

   9. MISCELLANEOUS.

   (a) Tax Identification Number. Seller warrants and represents that Seller's federal tax identification number is 59-6046500, and Buyer warrants and represents that Buyer's federal tax identification number is 04-3227229. Seller and Buyer each acknowledge that the foregoing information will be relied upon in reporting the transactions contemplated hereby to appropriate governmental authorities.

   (b) Agreement Not an Offer. The submission of any draft of this Agreement or any portion thereof does not constitute an offer to buy the Property, it being acknowledged and agreed that neither Buyer nor Seller shall be legally obligated with respect to the purchase or sale of the Property unless and until this Agreement has been executed by both Buyer and Seller and a fully executed copy has been delivered to each of Buyer and Seller.

   (c) Exhibits. The Exhibits attached hereto are incorporated herein by this reference and made a part hereof.

   (d) Notices. All notices or communications required or permitted hereunder shall be in writing and delivered by hand or mailed by certified mail, return receipt requested, postage and registration or certification charges prepaid, or by nationally recognized overnight courier service to the party entitled thereto as follows:

     If to Seller:

     Florida Institute of Technology, Inc.
     150 West University Boulevard
     Melbourne, Florida 32901
     Attention: Mr. Robert C. Bowie, Vice President and Treasurer

     With a courtesy copy to:

     Dean, Mean & Minton
     1903 S. 15th Street
     Suite 200, Ft. Pierce, Florida 34947
     Attention: Robert N. Klein, Esq.

     If to Buyer:

     The Careplex Group, Inc.
     197 First Avenue
     Needham, Massachusetts 02194
     Attention: James M. Clary, III, Esq.

     With a courtesy copy to:

     Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
     Suite 500, East Tower
     777 South Flagler Drive
     West Palm Beach, Florida 33401
     Attention: Thomas P. Hunt, Esq.

or such other party(ies), address(es) or telefax number(s) as either party shall specify by written notice to the other from time to time. Any such notice or communication shall be deemed to have been given as of the date of its receipt or delivery.

   (d) Time is of the Essence. Time is of the essence with respect to each provision of this Agreement which requires that action be taken by either party within a stated time period, or upon a specified date.

   (f) Assignment. This Agreement shall be freely assignable by Buyer to any nominee contemplated by Section 1(c) of the Agreement, and in the event of assignment, all of the rights and obligations of Buyer may be enforced and shall be performed by its assignee, as fully as if by Buyer itself. Buyer shall provide Seller with written notice of any such assignment, together with evidence satisfactory to Seller in its reasonable discretion that such assignee qualifies as a nominee contemplated by Section 1(c) of this Agreement.

   (g) Maintenance of Property. At all times prior to closing, Seller shall continue to maintain the Property in the same manner as it is currently maintaining the Property.

   (h) Attorneys Fees and Costs. In the event of any dispute or litigation arising out of this Agreement, the prevailing party shall be entitled to recover all fees, expenses and costs incurred, including reasonable attorneys' fees at both trial and appellate levels.

   (i) Venue; Jurisdiction. The venue of any litigation arising out of this Agreement shall be Martin County, Florida. Each of the parties irrevocably and unconditionally agrees that any suit, action or legal proceeding arising out of or related to this Agreement shall be brought in the court of records of the State of Florida in Martin County and not in the courts of the United States. Each party irrevocably and unconditionally consents to the jurisdiction of such court in any suit, action or proceeding and waives any objection which it may have to the laying of venue or jurisdiction of any such suit, action or proceeding in such courts.

   (j) Captions. The descriptive captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

   (k) Binding Effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.

   (l) Broker.

     (i) Each of Buyer and Seller hereby represents, covenants and warrants to the other that the party so representing has dealt with no broker or other person entitled to a commission in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby, other than Fenton & Lang of Stuart, Inc. ("Fenton") and Stuart Land Company ("Stuart") (collectively, the "Brokers"). Further, each of Buyer and Seller agrees to indemnify and hold harmless the other from any loss, cost or expense which such nonindemnifying party may incur as a result of any inaccuracy in the other party's warranties and representations as set forth in the prior sentence. Except in the case of a breach of Buyer's warranty set forth above, any and all fees to be paid to the Brokers, or any other broker claiming by, through or under Seller or Brokers in connection with Buyer's purchase of the Property will be paid by Seller.

     (ii) Upon delivery and recording of the Deed and other instruments contemplated herein, in consummation of the transactions contemplated hereby, Seller shall pay to Fenton a brokerage commission in the amount of $67,500. At the closing, Fenton will pay Stuart a brokerage commission in the amount of $27,000. In the event that this Agreement is terminated for any reason, no such commission or compensation of any kind shall be due and payable to the Brokers. The provisions of this Section 9(l) shall survive the delivery of the Deed or the termination of this Agreement.

     (iii) The Brokers join in this Agreement and become parties hereto for the purposes of this Section 9(l) only. The consent of the Brokers shall not be required with respect to any amendments or modifications to this Agreement other than Amendments or modifications to this Section 9(l).

   (m) Entire Agreement; Rules of Construction. This Agreement may be executed in multiple counterparts; may be executed and delivered by facsimile transmission; sets forth the entire agreement between the parties; merges all prior and contemporaneous agreements, understandings, warranties, or representations, including, without limitation, the letter from Buyer and accepted by Seller, dated October 27, 1995 and that Confidentiality Agreement entered into between Buyer and Seller on November 22, 1995 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and may be canceled, modified or amended only by a written instrument executed by both Seller and Buyer. The captions and section headings are used only as a matter of convenience and are not to be considered a part of this Agreement or to be used in determining the intent of the parties.

   (n) Further Assurances. Upon Buyer's reasonable request, Seller agrees to execute and deliver to Buyer such additional instruments, certificates and documents as Buyer may reasonably require, whether or not after the Closing Date, in order to provide Buyer with the rights and benefits to which Buyer is entitled under this Agreement.

   (o) Notice of Agreement. Provided Buyer shall execute, acknowledge and deliver to Seller a release of any such notice or memorandum, Buyer shall have the right to record and Seller agrees to execute, acknowledge and deliver to Buyer a notice or memorandum of agreement.

   (p) Other Contracts. Neither Seller nor any representatives thereof, shall solicit, authorize the solicitation of, enter into or authorize any discussions with any third party concerning, or furnish or authorize the furnishing of any information relating to Seller or the Property to any third party for the purpose of studying, considering, soliciting or inducing, any offer or possible offer by any such third party or any third party to acquire all or substantially all of the ownership interest in Seller or the Property or enter into any agreement for any of the foregoing unless such third party shall agree in writing, for the benefit of Buyer, that any such other agreement, and such third party's rights thereunder, are inferior and subordinate to the terms and provisions, and rights of Buyer under this Agreement and that such third party shall not pursue any permits nor make any investigations regarding the zoning or land use specifications matters unless and until this Agreement has been terminated in accordance with its terms. Seller shall enforce the terms and provisions of any such agreement against such third party; provided, however, that all costs and expenses associated with any litigation related thereto shall be the cost and expense of Buyer.

   IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed by their respective duly authorized representatives, as an instrument under seal as of the day and year first above written.

WITNESSES:                                  BUYER:
                                            THE CAREPLEX GROUP, INC.

/s/                                         By: Michael M. Gosman

                                                Name: Michael M. Gosman

/s/                                         Title: Executive Vice President

                                            Hereunto Duly Authorized

                                            SELLER:

/s/                                         FLORIDA INSTITUTE OF TECHNOLOGY,

                                            INC.

                                            By: /s/

                                                Name: Robert C. Bowie
/s/                                             Title: Vice President and

                                                Treasurer

                                                Hereunto Duly Authorized

                                            ESCROW AGENT:

                                            GUNSTER, YOAKLEY, VALDES-FAULI &
/s/                                         STEWART, P.A.

                                            By: /s/

                                                Name: Thomas P. Hunt
/s/                                             Title: Vice President

                                                Hereunto Duly Authorized

                                            BROKERS:

/s/                                         FENTON & LANG OF STUART, INC.

                                            By: /s/

/s/                                             Name: /s/

                                                      Title: Broker

                                        STUART LAND COMPANY
/s/                                     By: /s/

                                            Name: /s/

/s/                                         Title: Vice President

0173269.04

                                      Exhibits

Exhibit 1(a)         Legal Description of the Land
Exhibit 4(a)(viii)   Schedule of Contracts
Exhibit 4(a)(xii)    Copy of Recreational Lease
Exhibit 5(a)(i)      Buyer's Release for Access to Property
Exhibit 5(b)(iv)     Permitted Exceptions and Required Endorsements
Exhibit 5(b)(x)      Schedule of Zoning Agreements/Ordinances to be Discharged
Exhibit 6(a)(iii)    Schedule of Encumbrances to be Discharged

                                 Exhibit 1(a)

                              Legal Description
                                 See Attached

                                                                       #94-345

LEGAL DESCRIPTION: LOW DENSITY RESIDENTIAL/COMMERCIAL/
                   OFFICE/RESIDENTIAL

A PARCEL OF LAND SITUATED IN SECTION 26, TOWNSHIP 37 SOUTH, RANGE 41 EAST, MARTIN COUNTY, FLORIDA; BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF THE NORTH ONE-HALF OF GOVERNMENT LOT 4,
SECTION 26, TOWNSHIP 37 SOUTH, RANGE 41 EAST; THENCE NORTH 00(degree) 46'27" EAST, ALONG THE SOUTHERLY EXTENSION OF THE EAST LINE OF THE PLAT OF SOUTH JENSEN HEIGHTS, AS RECORDED IN PLAT BOOK 3, PAGE 55, PUBLIC RECORDS OF MARTIN COUNTY, FLORIDA, A DISTANCE OF 33 FEET TO THE SOUTHEASTERLY CORNER OF LOT 68, SAID PLAT OF SOUTH JENSEN HEIGHTS, ALSO BEING THE POINT OF BEGINNING;

THENCE NORTH 00(degree) 46'27" EAST, ALONG THE EASTERLY LINE OF SAID PLAT AND THE EASTERLY LINES OF THE PLATS OF 1ST ADDITION TO SOUTH JENSEN HEIGHTS AND 2ND ADDITION TO SOUTH JENSEN HEIGHTS, AS RECORDED IN PLAT BOOK 3, PAGE 68 AND PLAT BOOK 3, PAGE 81, RESPECTIVELY, OF THE PUBLIC RECORDS OF MARTIN COUNTY, FLORIDA, A DISTANCE OF 1550.10 FEET TO A POINT ON A LINE BEING 40 FEET SOUTHWESTERLY OF AND PARALLEL WITH THE CENTERLINE OF SEWALL'S POINT ROAD, SAID POINT BEING A POINT ON A CURVE FROM WHICH A RADIAL LINE BEARS NORTH 59(degree) 12'24" EAST; THENCE SOUTHEASTERLY ALONG SAID LINE THROUGH THE FOLLOWING SIX (6) COURSES:

ON A CURVE TO THE LEFT, HAVING A RADIUS OF 540.00 FEET, SUBTENDING A CENTRAL ANGLE OF 11(degree) 36'23" AND AN ARC DISTANCE OF 109.39 FEET TO THE POINT OF TANGENCY; THENCE SOUTH 42(degree) 23'59" EAST, A DISTANCE OF 1002.31 FEET TO THE POINT OF CURVATURE; THENCE SOUTHEASTERLY, ON A CURVE TO THE RIGHT, HAVING A RADIUS OF 460.00 FEET, SUBTENDING A CENTRAL ANGLE OF 11(degree) 05'13" AND ARC DISTANCE OF 89.01 FEET TO THE POINT OF TANGENCY; THENCE SOUTH 31(degree) 18'46" EAST, A DISTANCE OF 516.06 FEET TO THE POINT OF CURVATURE OF A CURVE CONCAVE TO THE SOUTHWEST HAVING A RADIUS OF 960.00 FEET; THENCE SOUTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 09(degree) 10'48", AN ARC DISTANCE OF 153.81 FEET TO THE POINT OF TANGENCY; THENCE SOUTH 22(degree)07'58" EAST, A DISTANCE OF 102.47 FEET TO A POINT ON THE NORTHERLY RIGHT-OF-WAY LINE OF PALMER ROAD LYING 33 FEET NORTHERLY OF AND PARALLEL WITH THE SOUTH LINE OF THE NORTH ONE-HALF OF SAID GOVERNMENT LOT 4; THENCE NORTH 88(degree)56'24" WEST, ALONG SAID RIGHT-OF-WAY LINE, A DISTANCE OF 1191.31 FEET TO THE POINT OF BEGINNING.

THE ABOVE DESCRIBED PARCEL OF LAND CONTAINS AN AREA OF 23.615 ACRES, MORE OR
LESS.

                              Exhibit 4(a)(viii)

                            Schedule of Contracts

1. An oral, month-to-month, caretaker's agreement for maintaining the Property.

                              Exhibit 4(a)(xii)

                          Copy of Recreational Lease
                                 See Attached

                                      LEASE

   THIS LEASE is made and entered into effective as of the 1st day of October, 1992, by and between FLORIDA INSTITUTE OF TECHNOLOGY, INC., a Florida not-for-profit corporation ("Lessor"), and MARTIN COUNTY, a political subdivision of the State of Florida ("Lessee").

                                   WITNESSETH:

   WHEREAS, Lessor owns fee title in and to a parcel of land in Martin County, Florida, as more particularly described in Exhibit "A", attached hereto and made a part hereof (the "Property");

   WHEREAS, Lessee is authorized to lease property for public purposes and desires to lease that portion of the Property depicted in Exhibit "B", attached hereto and made a part hereof (the "Leased Property") for the purpose of providing recreational fields to its citizens for organized team sports use; and

   WHEREAS, Lessor desires to lease the Leased Property to Lessee on the terms and conditions set forth below.

   NOW, THEREFORE, in consideration of the sum of $1.00, the receipt of which is hereby acknowledged, and of the covenants and agreements hereinafter mentioned, the parties hereto agree as follows:

   1. The recitals set forth above are true and correct and incorporated herein as if fully set forth herein verbatim.

   2. Lessor hereby leases to Lessee, and Lessee hereby rents from Lessor the Leased Property.

   3. Lessee shall use the Leased Property as recreational fields for football, baseball, soccer and other organized-team or recreational sports and for no other purpose.

   4. The term of this Lease shall commence on October 1, 1992, and shall continue for a term of one (1) year, unless sooner terminated or extended as herein set forth. At the expiration of the initial term, the term of this Lease shall automatically be renewed and extended for an additional one (1) year period, unless sooner terminated as provided herein. At the expiration of the first extended term, the term of this Lease shall automatically be renewed and extended for an additional one (1) year period; provided, however, that the term, as extended, shall not exceed a total period of three
(3) years from the effective date hereof. It is further provided that either Lessor or Lessee may elect to terminate this Lease by giving to the other party notice of such termination in writing not less than sixty (60) days prior to the requested date of termination, in which event this Lease shall terminate on the said date.

   5. Lessor agrees that authorized users of the Leased Property shall be entitled to park their cars and other vehicles on Lessor's adjoining parking lots during Lessee's hours of use of the Leased Property, but they have no right to use such parking lots for any other purposes.

   6. Lessee shall be solely responsible for the condition, operation, and maintenance of the Leased Property, and shall maintain the same in a manner consistent with the maintenance of parks and playgrounds owned or leased by Lessee.

   7. Upon receipt of Lessor's written approval, Lessee, during the term of this Lease, at its own cost and expense, may make certain alterations and improvements in, to or upon the Leased Property. Minor improvements such as goalposts, striping, and baseball diamond markings shall not require written approval, nor shall Lessee's provision of portable bleachers and/or portable toilet facilities.

   8. The Martin County Property Appraiser has determined that the Leased Premises are exempt from ad valorem taxes, and the assessment rolls will so reflect that no ad valorem taxes will be assessed against the Leased Property during the term of this Lease. Lessee agrees to pay as additional rent all other assessments, rates and charges, which may be levied, assessed, charged or imposed on or against the Leased Property or any part thereof, or on or against any improvements thereon. If such assessment, rate or charge is made relative to the entire Property rather than only the Leased Premises, then the parties agree that Lessee's charge shall be based upon the proportion of the total Property represented by the Leased Property, which is 29%.

   9. Lessee agrees to keep in full force in effect during the term of this Lease, or any extension thereof, sufficient insurance to insure against loss or damage for which it may be liable, and to cover Lessee's risks and liabilities to the full extent of the provisions of Florida Statutes, Section
768.28 (1993) (Statutory Waiver of Sovereign Immunity). Lessee shall include the Leased Property with all other property covered by Martin County under the Tri-County Risk Management Program, such that (a) Lessee is insured against liabilities, (b) Lessor is named as an additional insured thereunder, and (c) such policy cannot be canceled except upon thirty (30) days' written notice to Lessor. Lessee shall provide Lessor with a certificate of such insurance coverage upon execution of this Lease, and upon any extension of the term of this Lease, if any.

   10. At the termination of this Lease, Lessee shall quit and surrender the Leased Property to Lessor, and Lessor shall accept the same, in its then existing condition and thereupon this Lease shall be null and void and of no further force and effect. However, Lessee shall have the obligation to remove any capital improvements made upon the Leased Property if Lessor so requests, and if removal can be done without damage to the Leased Property, and Lessee shall repair any of the Leased Property so affected to the condition it was at the commencement of this Lease. With the exception of portable facilities, all additions and improvements made or placed upon the Leased Property by Lessee and not so requested to be removed by Lessor, shall, as further consideration for this Lease, become and be the property of the Lessor and shall remain upon and be surrendered with the Leased Property as part thereof at the termination or expiration of this Lease.

   11. No waiver, by either party hereto, of a breach of any covenant herein contained, shall be construed to be a waiver of any succeeding breach of the same covenant.

   12. Lessee shall have the right to reasonably regulate the use and operation of the Leased Property and to determine and establish the hours of operation of same.

   13. Any and all notices at any time to be served by and upon the parties hereto pursuant to this Lease shall be in writing and shall be sent by United States certified mail, postage prepaid, return receipt requested, to the following addresses:

     TO LESSOR:

     FLORIDA INSTITUTE OF TECHNOLOGY, INC.
     150 West University Boulevard
     Melbourne, Florida 32901
     Attn: Robert C. Bowie, Vice President

     WITH COPY TO:

     DEAN, MEAD & MINTON
     P.O. Box 2757
     Ft. Pierce, FL 34954
     Attn: Robert N. Klein, Esquire

     TO LESSEE:

     MARTIN COUNTY
     2401 S.E. Monterey Road
     Stuart, Florida 34996
     Attn: County Administrator

   Any notice given as herein specified shall be deemed delivered as of the date of postmark in any United States post office.

   14. All of the covenants and agreements herein contained shall be binding upon and enure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns; provided, however, that Lessee shall not assign this Lease or sublet the Leased Property without the express written consent of Lessor, which may be withheld in Lessee's sole and absolute discretion.

   15. If any action at law or in equity shall be brought on account of any breach of, or to enforce or interpret any of the covenants, terms, or conditions of this Lease, or for the recovery of the possession of the Leased Property, the prevailing party shall be entitled to recover from the other party as part of the prevailing party's costs, reasonable attorneys' and paralegals' fees incurred at or before the trial level and during any appellate proceeding, the amount of which shall be fixed by the court and shall be made a part of any judgment or decree rendered.

   16. Lessor and Lessee agree that neither this Lease nor a memorandum thereof shall be recorded in the real estate records of Martin County, Florida.

   17. All prior understandings and agreements between the parties (oral and written) are merged within this Lease, which alone fully and completely sets forth the understandings of the parties, and this Lease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of the change or termination is sought. This Lease and every provision hereof is the result of negotiation by and between the respective parties hereto, and it is agreed that in the event any litigation arises with respect hereto, a strict construction of the terms of this Lease shall not be applied against any of the parties hereto because of the fact that it drafted or prepared this Lease.

   If any term, covenant, condition or provision of this Lease is declared invalid or unenforceable, the balance of this Lease shall not be affected thereby.

   IN WITNESS WHEREOF, the said parties have hereunto set their hands and seals effective as of the 1st day of October, 1992.

WITNESSES:                                LESSOR:

                                          FLORIDA INSTITUTE OF TECHNOLOGY,
                                          INC.

/s/                                       By: /s/

                                              Robert C. Bowie, Vice President
/s/

                                                     [Corporate Seal]

                                          LESSEE:

ATTEST:                                   BOARD OF COUNTY COMMISSIONERS
                                          MARTIN COUNTY, FLORIDA
/s/

                                          By: Jeffrey A. Krauskopf, Chairman
MARSHA STILLER, CLERK

                                          APPROVED AS TO FORM AND
                                          CORRECTNESS:
                                          /s/

                                          Noreen S. Dreyer
                                          County Attorney

STATE OF FLORIDA
COUNTY OF BREVARD

   The foregoing instrument was acknowledged before me this 11th day of November, 1993, by Robert C. Bowie, as Vice President of FLORIDA INSTITUTE OF TECHNOLOGY, INC., a Florida Corporation, on behalf of the corporation. Said person did not take an oath and (check one) [X] is personally known to me, [ ] produced a driver's license (issued by a state of the United States within the last five (5) years) as identification, or [ ] produced other identification, to wit:

 .                                      /s/ Patricia M. Tilton
  [NOTARY SEAL]                         Print Name: Patricia M. Tilton
                                        Notary Public, State of Florida
                                        Commission No.: CC162924
                                        My Commission Expires: 11/20/95

                              LEGAL DESCRIPTION

THAT PORTION OF THE FOLLOWING DESCRIBED PROPERTY LOCATED WESTERLY OF INDIAN RIVER DRIVE, MARTIN COUNTY, FLORIDA:

Beginning at the Southwest corner of the North one-half of Government Lot #4 in Section 6, Township 37 South, Range 41 East, and extending thence:

 1. North 00(degree) 44'00" East, and along the Easterly line of the SOUTH JENSEN HEIGHTS SUBDIVISION recorded in Plat Book 3, Page 55, a distance of 1331.19 feet to the Northwest corner of Government Lot 4; thence

 2. North 00(degree) 44'00" East continuing along the line of SOUTH JENSEN HEIGHTS SUBDIVISION, a distance of 336.50 feet to a point in the centerline of Sewall's Point Road to a point marked by an iron rod and cap; thence

 3. North 26(degree) 07'00" West along said centerline of Sewall's Point Road a distance of 311.31 feet to a point marked by an iron rod and cap; thence

 4. North 57(degree) 32'13" East along the Northerly boundary of the entire tract being also the division line between this tract and the lands, now or formerly, of E.A. Mathews, a distance of 933.87 feet to a 14" x 14" square concrete monument; thence

 5. North 57(degree) 32'13" East continuing along said Northerly tract boundary line with lands of E.A. Mathews, a distance of 59.69 feet to a point in the waters of the Indian River; thence

 6. North 57(degree)32'13" East continuing along the same line a distance of
    250.00 feet to a point in the Jensen Beach bulkhead line; thence

 7. South 46(degree) 38'22" East along the Jensen Beach bulkhead line, a distance of 348.25 feet and continuing the following courses along said bulkhead line; thence

 8. South 33(degree) 55'00" East, a distance of 272.08 feet to a point;
    thence

 9. South 27(degree 50'00" East, a distance of 334.00 feet to a point; thence

10. South 15(degree) 17'00" East, a distance of 275.00 feet to a point;
    thence

11. South 09(degree) 43'17" East, a distance of 493.91 feet to a point;
    thence

12. South 02(degree) 50'18" East, a distance of 345.63 +/- feet to a point;
    thence

13. South 02(degree) 50'18" East, a distance of 109.37 feet to a point;
    thence

14. South 17(degree) 34'52" East, a distance of 264.97 feet to a point;
    thence

15. South 17(degree) 34'52" East, a distance of 135.21 feet to a point of intersection with the Northerly line extended of Lot 2 of the Florida Institute of Technology Minor Subdivision #1 and a dividing line between this parcel and the lands of the L & E Corporation; thence

16. North 98(degree) 56'15" West over the waters of the Indian River and to the upland a distance of 314.09 feet to a concrete monument in said northerly line of Lot 2 of the Florida Institute of Technology Minor Subdivision #2; thence

17. North 98(degree) 56'15" West continuing along the same Northerly line of said Lot 2, a distance of 329.87 feet to a point in the Easterly right-of-way of Sewall's Point Road marked by a concrete monument; thence

18. South 31(degree) 43'31" East along the Easterly right-of-way of Sewall's Point Road being the Westerly boundary of said Lot 2, a distance of 46.50 feet to a point marked by a monument; thence

19. South 21(degree) 10'41" East continuing along said Easterly right-of-way of Sewall's Point Road, a distance of 281.81 feet to a permanent reference monument #5 where the Easterly line of Sewall's Point Road intersects the centerline of Palmer Road, said centerline being also the Southerly line of the Northerly one-half of Government Lot 4; thence

20. North 88(degree) 56'15" West along said Southerly line of the Northerly one-half of Government Lot 4, also being the centerline of Palmer Road, a distance of 1277.20 feet to the point and place of beginning.

21. Subject to existing easements, restrictions, reservations, and encumbrances.

                                  EXHIBIT A

                                 EXHIBIT "B"

                              [DIAGRAM OF PLOT]

                           FIRST AMENDMENT TO LEASE

   This Agreement is made and entered into effective as of the 1st day of October, 1995, by and between FLORIDA INSTITUTE OF TECHNOLOGY, INC., a Florida not-for-profit corporation ("Lessor"), and MARTIN COUNTY, a political subdivision of the State of Florida ("Lessee").

                             W I T N E S S E T H:

   WHEREAS, effective as of the 1st day of October, 1992, Lessor and Lessee entered into a Lease (the "Lease") allowing Lessee to use the property described therein for recreational fields for organized sports teams;

   WHEREAS, the Lease had a term not to exceed three (3) years from the effective date thereof; and

   WHEREAS, Lessor and Lessee desire to extend the term of the Lease for an additional three (3) years and to otherwise modify and amend the Lease as set forth herein.

   NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid, other good and valuable consideration and the mutual covenants and promises of the parties hereto, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

   1. Paragraph 4 of the Lease is hereby deleted, and the following is substituted in lieu thereof:

   The term of this Lease shall commence on October 1, 1995, and shall continue for a term of one (1) year, unless sooner terminated or extended as herein set forth. At the expiration of the initial term, the term of this Lease shall automatically be renewed and extended for an additional one (1) year period, unless sooner terminated as provided herein. At the expiration of the first extended term, the term of this Lease shall automatically be renewed and extended for an additional one (1) year period; provided, however, that the term, as extended, shall not exceed a total period of three (3) years from the effective date hereof. It is further provided that either Lessor or Lessee may elect to terminate this Lease by giving to the other party notice of such termination in writing not less than thirty (30) days prior to the requested date of termination, in which event this Lease shall terminate on the said date.

   2. Except as herein specifically modified and amended, the Lease shall remain in full force and effect.

   IN WITNESS WHEREOF, the authorized officers of the parties hereto have executed this Agreement as of the date first above written.

WITNESSES:                                LESSOR:

                                          FLORIDA INSTITUTE OF TECHNOLOGY,
                                          INC.

/s/                                       By: /s/

                                          Robert C. Bowie, Vice President
/s/

                                                    [Corporate Seal]

                                          LESSEE:

                                          BOARD OF COUNTY COMMISSIONERS
ATTEST:                                   MARTIN COUNTY, FLORIDA

/s/                                       By: /s/

MARSHA STILLER, CLERK                         Janet Gettig, Chairperson

                                          APPROVED AS TO FORM AND
                                          CORRECTNESS:

                                          /s/

                                          Gary K. Oldehoff, Asst.
                                          County Attorney

STATE OF FLORIDA
COUNTY OF MARTIN

   The foregoing instrument was acknowledged before me this 5th day of December, 1995, by ROBERT C. BOWIE, as Vice President of FLORIDA INSTITUTE OF TECHNOLOGY, INC., a Florida corporation, on behalf of the corporation. Said person did not take an oath and (check one) [X] is personally known to me, [ ] produced a driver's license (issued by a state of the United States within the last five (5) years) as identification, or [ ] produced other identification, to wit: .
                                  [NOTARY SEAL]

                                          /s/

                                          Print Name:
                                          Notary Public, State of Florida
                                          Commission No.:
                                          My Commission Expires:

                               Exhibit 5(a)(i)

                          Buyer's Release For Access

                                 See Attached

                         INDEMNIFICATION AND RELEASE

   In consideration for the permission being granted by FLORIDA INSTITUTE OF TECHNOLOGY, INC. ("FIT") allowing the undersigned to enter upon the property and buildings owned by FIT, and located in Jensen Beach, Florida (the "Property") for the purpose of conducting inspections or investigations, the undersigned do/does hereby acknowledge and agree to the following:

   1. The undersigned enter upon the Property at their own risk.

   2. The undersigned shall only enter upon the Property following authorization from James C. Morgan, at Fenton & Lang of Stuart, Inc. ("Fenton & Lang"), for FIT.

   3. The undersigned hereby release(s) FIT, Fenton & Lang, their agents, employees, officers, principals, trustees, licensees, invitees and contractors from any injury to the undersigned or damage to the property of, or used by, the undersigned arising out of or resulting from entry by the undersigned, its agents, employees, licensees, invitees or contractors upon the Property or the buildings located thereon, even if such injury or damage shall result, in whole or in part, from the negligence of FIT, Fenton & Lang, their agents, employees, officers, principals, trustees, licensees or contractors.

   4. The undersigned, jointly and severally, if more than one, agree to indemnify and hold harmless FIT, Fenton & Lang, their agents, employees, officers, principals, trustees, licensees, invitees and contractors, from any and all manner of actions, suits, debts, controversies, trespasses, damages, judgments, executions, claims, costs, losses, demands, expenses and any and all liabilities (including legal fees at and before the trial level and during any appellate and bankruptcy proceedings and expenses and amounts paid in settlement) suffered or incurred by FIT, Fenton & Lang, their agents, employees, officers, principals, trustees, licensees, invitees and/or contractors, arising out of, connected with or in any way relating to entry upon the Property by any of the undersigned, even if such actions, suits, debts, controversies, trespasses, damages, judgments, executions, claims, costs, losses, demands, expenses and any and all liabilities shall result, in whole or in part, from the negligence of FIT, Fenton & Lang, their agents, employees, officers, principals, trustees, licensees, invitees or contractors.

   5. The rights granted herein to the undersigned are not assignable.

   6. In the event that any of the foregoing covenants, agreements, terms or provisions shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein shall be in no way affected, prejudiced or disturbed thereby.

   7. This Indemnification and Release may be executed and a copy of such signature received through telefax transmission shall bind the party whose signature is so received as if such signature were an original.

   IN WITNESS WHEREOF, the undersigned have executed this instrument
effective as of this    day of    , 1996.

Print Name:                            Print Name:

Print Name:                            Print Name:


                                   JOINDER

   In consideration for FIT allowing the employees or agents ("Consultants") of Continuum Care of Massachusetts, Inc., or its affiliates or related entities or persons, to enter upon the Property, Continuum Care of Massachusetts, Inc., on behalf of its affiliated or related entities or persons, their agents and employees, hereby:

   1. Releases FIT, Fenton & Lang, their agents, employees, officers, principals, trustees, licensees, invitees and contractors from any injury to the undersigned or damage to the Property of the undersigned used by the Consultants arising out of or resulting from entry by the Consultants upon the Properety or the buildings located thereon, even if such injury or damage shall result, in whole or in part, from the negligence of FIT, Fenton & Long, their agencies, employees, officers, principals, trustees, licensees, invitees or contractors.

   2. Agrees to indemnify and hold harmless FIT, Fenton & Lang, their agents, employees, officers, principals, trustees, licensees, invitees and contractors from any and all manner of actions suits, debts, controversies, trespasses, damages, judgments, executions, claims, costs, losses, demands, expenses and any and all liabilities (including legal fees at and before the trial level and during any appellate and bankruptcy proceedings and expenses and amounts paid in settlement) suffered or incurred by FIT, Fenton & Lang, their agents, employees, officers, principals, trustees, licensees, invitees and contractors, arising out of, connected with or in any way relating to entry upon the Property or the buildings located thereon, by the Consultants, even if such actions, suits, debts, controversies, trespasses, damages, judgments, executions, claims, costs, losses, demands, expenses and any and all liabilities shall result, in whole or in part, from the negligence of FIT, Fenton & Lang, their agents, employees, officers, principals, trustees, licensees, invitees or contractors.

   3. Accepts full responsibility for anyone in its employ or control, or anyone who purports to be an employee or agent of the undersigned, and who enters upon the Property without executing the foregoing Indemnification and Release and/or without prior authorization.

   4. This Indemnification and Release may be executed and a copy of such signature received through telefax transmission shall bind the party whose signature is so received as if such signature were an original.

   IN WITNESS WHEREOF, the authorized officer has executed this instrument
effective as of the    day of    , 1996.

                                        CONTINUUM CARE OF MASSACHUSETTS, INC.

                                        By:

                                        Its:
                                                    (Corporate Seal)

                               Exhibit 5(b)(iv)

                Permitted Exceptions and Required Endorsements

1. Taxes for the year 1996 and thereafter.

2. Road right-of-way from Sisters of St. Joseph to Martin County, Florida dated June 17, 1964 and recorded in Official Record Book 167, Page 121, Public Records of Martin County, Florida, over a strip 35-feet wide, lying west of the centerline of Sewall's Point Road.

3. Oil, Gas and Mineral Reservations in favor of Trustees of the Internal Improvement Fund as contained in Deed No. 22345 (514-43), dated December 18, 1959 and recorded December 24, 1959 in Official Records Book 38, Page 141, Public Records of Martin County, Florida. The right of entry for mining and exploration in said reservations has been released by Section 270.11, F.S.

4. Easement in favor of Florida Power and Light Company contained in instrument dated August 5, 1957, recorded August 12, 1957 in Deed Book 94, page 497, as clarified in Official Record Book 158, page 182, Public Records of Martin County, Florida.

5. Easement in favor of Florida Power and Light Company contained in instrument dated June 11, 1962, recorded June 21, 1962 in Official Record Book 158, page 184, Public Records of Martin County, Florida.

6. Subject to the right-of-way of N.E. Indian River Drive, a/k/a Sewall's Point Road.

7. Subject to the right-of-way of N.E. Palmer Road.

8. Those portions of the property herein described comprising artificially filled land in what was formerly navigable water are subject to any and all rights of the United States government arising by reason of the United States government's control over navigable waters in the interest of navigation and commerce. This exception applies to those lands described in Official Records Book 38, Page 141, Public Records of Martin County, Florida, and those lands east thereof.

NOTE: No endorsements will be required.

                               Exhibit 5(b)(x)

          Schedule of Zoning Agreements/Ordinances to be Discharged

1. Planned Unit Development Zoning Agreement between Outrigger Resort Corporation and Board of County Commissioners of Martin County, as recorded in Official Record Book 852, Page 2328, as re-recorded in Official Record Book 861, Page 1889, and Official Record Book 852, Page 2353, as re-recorded in Official Record Book 861, Page 1914, Public Records of Martin County, Florida.

                              Exhibit 6(a)(iii)

                  Schedule of Encumbrances to be Discharged

1. Mortgage and Security Agreement in favor of Sun Bank, National Association, from Florida Institute of Technology, Inc., recorded in Official Record Book 712, Page 1877, as modified in Official Record Book 758, Page 1975, and Official Record Book 772, Page 187, and Official Record Book 803, Page 2003, and Official Record Book 822, Page 2221, and Official Record Book 842, Page 1456, and Official Record Book 867, Page 172, and Official Record Book 916, Page 978, and as assigned to First Union National Bank of Florida in Official Record Book 969, Page 2075, and as modified by Official Record Book 969, Page 2078, and Official Record Book 1146, Page 2033, Public Records of Martin County, Florida

2. Assignment of Rents, Leases, Profits and Contracts in favor of Sun Bank, National Association, from Florida Institute of Technology, Inc., recorded in Official Record Book 712, Page 1885, and as assigned in Official Record Book 969, Page 2076, and as modified by Official Record Book 969, Page 2078, and Official Record Book 1146, Page 2033, Public Records of Martin County, Florida.

3. UCC-1 Financing Statements recorded in Official Record Book 712, Page 1891, and Official Record Book 961, Page 1079, and as assigned in Official Record Book 969, Page 2077, and as modified by Official Record Book 969, Page 2078, and Official Record Book 1146, Page 2033, Public Records of Martin County, Florida.